Exhibit 99.1

Amazing Energy Oil and Gas Co. Continues Development in Pecos County, Texas

AMARILLO, Texas--(BUSINESS WIRE)--Amazing Energy Oil and Gas Co. (AMAZ) is pleased to announce recent results from its Pecos County, Texas property.

Reese Pinney, Chief Operating Officer, reported, "The Company has closed the acquisition of Jilpetco, which greatly improves operational and cost control over our leasehold. The acquired equipment includes workover rigs, as well as various service equipment needed to respond quickly to maintaining and increasing our production. Also included in the Jilpetco transaction, we have purchased a drilling rig, which is perfectly sized for the shallow Queen Sand wells we are drilling, thereby providing further control over timing and costs. These moves by the company not only advance our plans immediately, but also serve to add a measure of protection when the industry rebounds and services become more costly or hard to obtain."

Mr. Pinney continued, "Also, within the next 60 days, we will commence a workover program on 4 wells, implementing the completion design that has delivered the best results to date. The last four wells that had this work done had an average reported IP of 80 barrels per day. Replication of this would add significantly to the company's new cash flow, even at today's product prices."
Jilpetco will continue as a registered operator with the Texas Railroad Commission, with Mr. Pinney serving as its President.

Cautionary Statement: Statement of future events or conditions in this release are forward-looking statements. Actual future results, including project plans and schedule and resource recoveries could differ materially due to changes in market condition affecting the oil and gas industry or long term oil and gas price levels; political or regulatory developments; reservoir performance; the outcome of future exploration and development efforts; technical or operating factors; the outcome of future commercial negotiations; and other factors.

Contacts

Amazing Energy Oil and Gas Co.
Stephen Salgado, 855-448-1922
stephen@amazingenergy.com
www.amazingenergy.com